As filed with the Securities and Exchange Commission on July 31, 2000
                                                    Registration No. __________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             ANAREN MICROWAVE, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             New York                                       16-0928561
---------------------------------                -------------------------------
 (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                        Identification No.)

6635 Kirkville Road, East Syracuse, New York                   13057
---------------------------------                -------------------------------
(Address of Principal Executive Offices)                     (Zip Code)

              Restricted Stock Grant Agreement for Gerald A. Holmes
              -----------------------------------------------------
                            (Full title of the plan)

             Lawrence A. Sala, President and Chief Executive Officer
               6635 Kirkville Road, East Syracuse, New York 13057
              -----------------------------------------------------
                     (Name and address of agent for service)

                                (315) 432-8909
                    ----------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                                                Proposed           Proposed
  Title of                                       maximum            Maximum
 Securities                Amount               offering           Aggregate            Amount of
    to be                   to be                price             Offering           Registration
 registered              registered             per share            price                 Fee
--------------------------------------------------------------------------------------------------
Common Stock, $.01 par    3,488 shares         $ 114.6789         $ 400,000            $ 105.60
value per share
--------------------------------------------------------------------------------------------------

                            Exhibit Index on page 4.

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                                  Page 1 of 6

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

            The following documents filed by Anaren Microwave, Inc. (the "Company") (Exchange Act File No. 000-06620) with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:

            (a) Annual Report on Form 10-K for the year ended June 30, 1999, filed with the Commission on September 27, 1999;

            (b) Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 1999, December 31, 1999 and March 31, 2000, filed with the Commission on November 5, 1999, February 11, 2000 and May 11, 2000, respectively;

            (c) Periodic Report on Form 8-K, filed with the Commission on March 15, 2000; and

            (d) The descriptions of the Company's Common Stock contained in the Company's registration statements filed under section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such descriptions.

            All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.

            The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Bond, Schoeneck & King, LLP, Syracuse, New York. David M. Ferrara, Esq., a member of Bond, Schoeneck & King, LLP, serves as the Company's General Counsel and Secretary. In addition, certain members of that firm beneficially own an aggregate of 4,500 shares of the Company's Common Stock, including shares subject to options exercisable within 60 days of this registration statement.

Item 6.     Indemnification of Officers and Directors.

            Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

            Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

            The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws or when authorized by (i) such certificate of incorporation or bylaws; (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

            The foregoing statement is qualified in its entirety by reference to Sections 715, 717, 721 through 725 of the NYBCL.

            The Bylaws of the Company provide that the Company shall indemnify any officer or director who is made or is threatened to be made a party to an action by or in right of the Company to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him, in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted in good faith for a purpose which he reasonably expected to be in or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the Company, except that no indemnification shall be made in respect to (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company; unless and only to the extent that the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Item 7.     Exemption From Registration Claimed.

            Not applicable.

Item 8.     Exhibits.

      5.1 Opinion of Bond, Schoeneck & King, LLP as to the validity of certain shares being registered.

      23.1  Consent of KPMG LLP

      23.2  Consent of Bond, Schoeneck & King, LLP (included in Exhibit 5.1).

      24.1  Power of Attorney (included at page 6 of this Registration
            Statement).

Item 9.     Undertakings.

      The undersigned registrant hereby undertakes:

            1.    (a)   To file, during any period in which offers or sales are
                        being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            2. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                  Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Syracuse, New York on the 31st day of July, 2000.

                                       ANAREN MICROWAVE, INC.


                                       By: /s/ Lawrence A. Sala
                                           -------------------------------------
                                           Lawrence A. Sala
                                           President and Chief Executive Officer

            Each person whose signature appears below hereby authorizes Lawrence
A. Sala, as attorney-in-fact, to execute in the name of such person and to file this registration statement (including any changes that he may deem necessary or appropriate) and any amendments, including post-effective amendments, hereto.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                             Title                                 Date
         ---------                             -----                                 ----
 /s/ Lawrence A. Sala
-------------------------
     Lawrence A. Sala          President and Chief Executive Officer             July 31, 2000
                                           and Director
                                   (Principal Executive Officer)
 /s/ Joseph E. Porcello
-------------------------
     Joseph E. Porcello        Vice President of Finance (Principal              July 31, 2000
                                 Financial and Accounting Officer)

-------------------------
     Hugh A. Hair                      Chairman of the Board

 /s/ Carl W. Gerst
-------------------------
     Carl W. Gerst                  Vice Chairman of the Board                   July 31, 2000

 /s/ Herbert I. Corkin
-------------------------
     Herbert I. Corkin                       Director                            July 31, 2000

 /s/ Dale F. Eck
-------------------------
     Dale F. Eck                             Director                            July 31, 2000

-------------------------
     David Wilemon                           Director
-------------------------
     Matthew Robison                         Director

 /s/ Brian P. Kelly
-------------------------
     Brian P. Kelly                          Director                            July 31, 2000